EXHIBIT 99.1

Devon Energy Corporation
333 West Sheridan Avenue
Oklahoma City, OK 73102-5015

News Release

Investor Contacts	Scott Coody Shea Snyder	405 552 4735 405 552 4782

Media Contact	Chip Minty	405 228 8647

Devon Energy Reports Fourth-Quarter and Full-Year 2013 Results

•	Achieved record fourth-quarter oil production exceeding company guidance

•	Delivered 32 percent growth in fourth-quarter U.S. oil production

•	Increased fourth-quarter operating cash flow by 26 percent

•	Repatriated $4.3 billion of foreign cash during 2013

•	Increased proved oil reserves to highest level in company history

OKLAHOMA CITY – February 19, 2014 – Devon Energy Corporation (NYSE:DVN) today reported net earnings of $207 million or $0.51 per common share ($0.51 per diluted share) for the quarter ended December 31, 2013. This compares with a fourth-quarter 2012 net loss of $357 million or $0.89 per common share ($0.89 per diluted share).

Adjusting for items securities analysts typically exclude from their published estimates, the company earned $447 million or $1.10 per diluted share in the fourth quarter. This represents a 49 percent increase in adjusted earnings compared to the fourth quarter of 2012.

Operating cash flow in the fourth quarter of 2013 totaled $1.4 billion, a 26 percent increase compared to the year-ago period. For the year ended December 31, 2013, Devon generated operating cash flow of $5.4 billion. Including $419 million of cash received from asset sales, the company’s total cash inflows reached $5.9 billion for 2013.

“2013 was a year of strong execution and exciting change for Devon,” said John Richels, president and chief executive officer. “Our drilling programs not only drove impressive oil production growth, but also expanded margins and improved operating cash flow. Additionally, we high-graded our portfolio through an accretive Eagle Ford Shale acquisition, an innovative midstream combination, and initiated an asset divestiture program. These actions provide a platform for Devon to achieve attractive high-margin growth in 2014 and for many years to come.”

Key Operating Highlights

Permian Basin – Production averaged a record 86,000 oil-equivalent barrels (Boe) per day in the fourth quarter, a 29 percent increase compared to the fourth quarter of 2012. Light oil production accounted for approximately 60 percent of Devon’s total Permian production.

The Bone Spring oil play in the Delaware Basin was a significant contributor to the company’s growth in the Permian. Devon added 21 new Bone Spring wells to production in the fourth quarter, with initial 30-day rates averaging 800 Boe per day, of which 70 percent was light oil. These outstanding initial production rates exceeded the company’s Bone Spring type curve by about 40 percent.

Also in the Delaware Basin, Devon commenced production on its first horizontal Wolfcamp well in Ward County, Texas. Initial 30-day production from the Martinsville 120-4H averaged 950 Boe per day, including 800 barrels of light oil per day. The company has identified more than 100,000 net acres prospective for the Wolfcamp within its Delaware Basin position and will continue to derisk this emerging oil opportunity in 2014.

In the Southern Midland Basin, Devon delivered strong results from its oil development program in the Wolfcamp Shale. During the fourth quarter, the company brought 24 Wolfcamp Shale wells online with initial 30-day rates averaging 410 Boe per day.

Canadian Thermal Oil – Gross production from Devon’s Jackfish 1 and Jackfish 2 thermal oil projects averaged 58,000 barrels of oil per day in the fourth quarter, or 53,000 barrels per day after royalties. This represents a 16 percent increase in net production compared to the third quarter of 2013. The growth in fourth-quarter production was attributable to the resumption of operations at Jackfish 2 after scheduled maintenance downtime during the third quarter.

Construction of the company’s Jackfish 3 thermal oil project is now nearly complete. Plant startup at Jackfish 3 is expected in the third quarter of this year. At peak production, Devon’s three 100 percent-owned Jackfish projects are expected to generate nearly $1 billion of free cash flow annually for the company.

Barnett Shale – Net production averaged 1.4 billion cubic feet of natural gas equivalent per day in 2013. Barnett liquids production increased to an average of 57,000 barrels per day in 2013, a 17 percent increase compared to 2012.

Anadarko Basin – Fourth-quarter Anadarko Basin production averaged a record 85,000 Boe per day. Growth from Devon’s Cana-Woodford Shale and Granite Wash plays drove a 10 percent year-over-year increase in net production. With drilling focused in the most liquids-prone acreage, oil and natural gas liquids production increased to more than 40 percent of total production in the Anadarko Basin.

Mississippian-Woodford Trend – Net production from Devon’s emerging Mississippian-Woodford Trend averaged 16,000 Boe per day in December, representing a 47 percent increase from the September average and exceeding the company’s projected exit rate.

Record Oil Production Driven by Permian Basin

Devon delivered strong oil production growth in the fourth quarter of 2013. Companywide oil production set a new quarterly record averaging 177,000 barrels per day, exceeding the top end of the company’s guidance range. This represents a 17 percent increase in oil production compared to the fourth quarter of 2012 and a 7 percent increase over the third quarter of 2013. Led by the Permian Basin, the most significant growth came from the company’s U.S. operations, where oil production increased 32 percent year over year. Total production increased to an average of 696,000 Boe per day in the fourth quarter of 2013, surpassing the midpoint of the company’s previous forecast by 6,000 Boe per day.

In November, the company announced an initiative to monetize non-core assets in both the U.S. and Canada, sharpening its focus on high-growth retained properties. The assets identified for divestiture averaged 144,000 Boe per day in the fourth quarter, of which almost 80 percent was natural gas. Excluding production associated with these non-core assets, top-line production in the fourth quarter from Devon’s retained asset base increased 7 percent compared to the fourth quarter of 2012. Reconciliations of retained and non-core asset production are provided later in this release.

Upstream Revenue Increases 19 Percent; Cash Margins Expand

Revenue from oil, natural gas and natural gas liquids sales totaled $8.5 billion in 2013, a 19 percent increase compared to 2012. The significant growth in revenue was attributable to higher oil production and improved natural gas realizations. In 2013, oil sales accounted for more than 50 percent of Devon’s total upstream revenues.

Devon’s marketing and midstream operating profit reached $513 million in 2013. This result represents a 25 percent increase compared to the previous year. The increase in operating profit was attributable to higher natural gas prices and strong cost management.

The company’s pre-tax cash costs totaled $14.96 per Boe in 2013, a 4 percent increase compared to 2012. The higher unit cost is attributable to Devon’s dramatic increase in oil production. In general, oil wells have higher operating costs than gas wells, but also have higher margins in the current commodity price environment. In the fourth quarter, the company’s cash margin per Boe increased 15 percent year over year, reflecting the benefits of the increase in higher-margin oil production.

Foreign Cash Repatriated; Balance Sheet Remains Strong

During the fourth quarter, Devon repatriated $2.3 billion of foreign cash to the U.S. For the full-year 2013, the company repatriated $4.3 billion of foreign cash to the U.S. at an estimated effective tax rate of 4 percent. At December 31, 2013, the company’s cash balances totaled $6.1 billion, and its investment-grade balance sheet had a net debt to adjusted capitalization ratio of only 23 percent.

In December, Devon issued $2.25 billion of senior notes through a combination of two-, three- and five-year offerings and entered into an undrawn $2 billion senior term loan facility. Proceeds from the senior notes, the term loan facility, and a portion of the company’s cash on hand will fund Devon’s recently announced Eagle Ford acquisition.

Oil Reserves Climb to Record Levels

At December 31, 2013, Devon increased its proved oil reserves to a record 837 million barrels. During the year, the company’s oil-focused drilling program added 112 million barrels of oil reserves through successful drilling (extensions, discoveries and revisions other than price). This represents a replacement rate of approximately 180 percent of the oil produced during 2013.

In aggregate, Devon’s estimated proved reserves of oil, natural gas and natural gas liquids were 3.0 billion oil-equivalent barrels at year end. Extensions and discoveries through successful drilling, combined with price revisions related to higher natural gas prices, increased proved reserves by 355 million Boe compared to year-end 2012. Divestitures and revisions other than price decreased proved reserves by 103 million Boe in 2013. Revisions other than price were primarily attributable to proved undeveloped gas-weighted locations no longer expected to be drilled given the commodity price environment.

Overall, the company’s reserve life index (proved reserves divided by annual production) remained at approximately 12 years, and its proved undeveloped reserves accounted for only 24 percent of proved reserves. Proved reserves associated with assets identified for divestiture totaled 381 million Boe at December 31, 2013, of which approximately 70 percent were natural gas.

Eagle Ford and EnLink Midstream Update

In November, Devon announced the acquisition of GeoSouthern Energy’s assets in the Eagle Ford oil play. The acquired Eagle Ford acreage includes 82,000 net acres located in DeWitt and Lavaca counties. This acreage is located in the best part of the Eagle Ford, consistently yielding some of the highest initial production rates and estimated ultimate recoveries in the entire play.

The Eagle Ford transaction is on track to close by the end of the first quarter of 2014. Net production is expected to grow at a compound annual growth rate of 25 percent over the next several years, reaching a peak production rate of approximately 140,000 Boe per day. Devon’s development program in 2014 is self-funding and expected to generate significant free cash flow beginning in 2015. The risked recoverable resource associated with this position is estimated at 400 million barrels of oil equivalent, of which more than 60 percent is classified as proved reserves.

Also in 2013, Devon announced the strategic combination of its U.S. midstream assets with Crosstex to form EnLink Midstream. EnLink Midstream will consist of two publicly traded entities: the master limited partnership, EnLink Midstream Partners LP, and a publicly traded general partner entity, EnLink Midstream LLC. This transaction is expected to close in the first quarter of 2014. The common units of both EnLink Midstream Partners LP and EnLink Midstream LLC will trade on the New York Stock Exchange under the symbols “ENLK” and “ENLC”, respectively.

Non-GAAP Reconciliations

Pursuant to regulatory disclosure requirements, Devon is required to reconcile non-GAAP financial measures to the related GAAP information (GAAP refers to generally accepted accounting principles). Adjusted earnings, net debt and adjusted capitalization are non-GAAP financial measures referenced within this release. Reconciliations of these non-GAAP measures are provided later in this release.

Conference Call to be Webcast Today

Devon will discuss its fourth-quarter and full-year 2013 financial and operating results in a conference call webcast today. The webcast will begin at 10 a.m. Central (11 a.m. Eastern ) and may be accessed from Devon’s home page at www.devonenergy.com.

This press release includes “forward-looking statements” as defined by the Securities and Exchange Commission (SEC). Such statements are those concerning strategic plans, expectations and objectives for future operations. All statements, other than statements of historical facts, included in this press release that address activities, events or developments that the company expects, believes or anticipates will or may occur in the future are forward-looking statements. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of the company. Statements regarding future drilling and production are subject to all of the risks and uncertainties normally incident to the exploration for and development and production of oil and gas. These risks include, but are not limited to, the volatility of oil, natural gas and NGL prices; uncertainties inherent in estimating oil, natural gas and NGL reserves; the extent to which we are successful in acquiring and discovering additional reserves; unforeseen changes in the rate of production from our oil and gas properties; uncertainties in future exploration and drilling results; uncertainties inherent in estimating the cost of drilling and completing wells; drilling risks; competition for leases, materials, people and capital; midstream capacity constraints and potential interruptions in production; risk related to our hedging activities; environmental risks; political changes; changes in laws or regulations; our limited control over third parties who operate our oil and gas properties; our ability to successfully complete mergers, acquisitions and divestitures; and other risks identified in our Form 10-K and our other filings with the SEC. Investors are cautioned that any such statements are not guarantees of future performance and that actual results or developments may differ materially from those projected in the forward-looking statements. The forward-looking statements in this press release are made as of the date of this press release, even if subsequently made available by Devon on its website or otherwise. Devon does not undertake any obligation to update the forward-looking statements as a result of new information, future events or otherwise.

The SEC permits oil and gas companies, in their filings with the SEC, to disclose only proved, probable and possible reserves that meet the SEC’s definitions for such terms, and price and cost sensitivities for such reserves, and prohibits disclosure of resources that do not constitute such reserves. This release may contain certain terms, such as resource potential and exploration target size. These estimates are by their nature more speculative than estimates of proved, probable and possible reserves and accordingly are subject to substantially greater risk of being actually realized. The SEC guidelines strictly prohibit us from including these estimates in filings with the SEC. U.S. investors are urged to consider closely the disclosure in our Form 10-K, available at www.devonenergy.com. You can also obtain this form from the SEC by calling 1-800-SEC-0330 or from the SEC’s website at www.sec.gov.

Devon Energy Corporation is an Oklahoma City-based independent energy company engaged in oil and gas exploration and production. Devon is a leading U.S.-based independent oil and gas producer and is included in the S&P 500 Index. For more information about Devon, please visit our website at www.devonenergy.com.

DEVON ENERGY CORPORATION

FINANCIAL AND OPERATIONAL INFORMATION

PRODUCTION (net of royalties)

	Quarter Ended		Year Ended
	December 31,		December 31,
	2013	2012	2013	2012
Total Period Production:
Natural Gas (Bcf)
United States	174.3	186.7	708.7	751.9
Canada	39.9	43.3	164.9	186.1

Total Natural Gas	214.2	230.0	873.6	938.0

Oil / Bitumen (MMBbls)
United States	7.9	6.0	28.3	21.5
Canada	8.4	7.9	33.1	32.0

Total Oil / Bitumen	16.3	13.9	61.4	53.5

Natural Gas Liquids (MMBbls)
United States	11.3	9.3	42.3	36.1
Canada	0.8	0.9	3.6	3.8

Total Natural Gas Liquids	12.1	10.2	45.9	39.9

Oil Equivalent (MMBoe)
United States	48.2	46.4	188.8	182.9
Canada	15.9	16.0	64.1	66.8

Total Oil Equivalent	64.1	62.4	252.9	249.7

	Quarter Ended		Year Ended
	December 31,		December 31,
	2013	2012	2013	2012
Average Daily Production:
Natural Gas (MMcf)
United States	1,894.7	2,029.0	1,941.8	2,054.5
Canada	433.3	471.2	451.6	508.3

Total Natural Gas	2,328.0	2,500.2	2,393.4	2,562.8

Oil / Bitumen (MBbls)
United States	85.3	64.8	77.7	58.7
Canada	91.4	86.2	90.6	87.4

Total Oil / Bitumen	176.7	151.0	168.3	146.1

Natural Gas Liquids (MBbls)
United States	122.4	101.4	116.0	98.6
Canada	9.1	9.5	9.7	10.5

Total Natural Gas Liquids	131.5	110.9	125.7	109.1

Oil Equivalent (MBoe)
United States	523.4	504.4	517.3	499.7
Canada	172.8	174.2	175.6	182.6

Total Oil Equivalent	696.2	678.6	692.9	682.3

DEVON ENERGY CORPORATION

FINANCIAL AND OPERATIONAL INFORMATION

KEY OPERATING STATISTICS BY REGION

	Quarter Ended December 31, 2013
	Avg. Production	Gross Wells	Operated Rigs at
	(MBOED)	Drilled	December 31, 2013
Permian Basin	85.7	73	24
Canadian Heavy Oil	84.5	58	2
Barnett Shale	223.9	31	5
Anadarko Basin	85.3	22	11
Mississippian-Woodford Trend	14.1	88	15
Rockies	21.2	8	3
Other Assets	37.3	5	—

Core & Emerging Assets—Total	552.0	285	60
Canadian Conventional (Non-Core)	88.2	31	4
Rockies (None-Core)	29.7	—	2
Gulf Coast (Non-Core)	18.6	3	1
Mid-Continent (Non-Core)	7.7	—	—

Devon—Total	696.2	319	67

	Year Ended December 31, 2013
	Avg. Production	Gross Wells
	(MBOED)	Drilled
Permian Basin	78.0	348
Canadian Heavy Oil	83.1	186
Barnett Shale	227.7	172
Anadarko Basin	81.7	184
Mississippian-Woodford Trend	7.9	232
Rockies	21.5	37
Other Assets	39.6	5

Core & Emerging Assets—Total	539.5	1,164
Canadian Conventional (Non-Core)	92.5	82
Rockies (None-Core)	32.1	13
Gulf Coast (Non-Core)	20.4	16
Mid-Continent (Non-Core)	8.4	—

Devon—Total	692.9	1,275

DEVON ENERGY CORPORATION

FINANCIAL AND OPERATIONAL INFORMATION

BENCHMARK PRICES

(average prices)

	Quarter Ended		Year Ended
	December 31,		December 31,
	2013	2012	2013	2012
Natural Gas ($/Mcf) – Henry Hub	$3.60	$3.41	$3.65	$2.79
Oil ($/Bbl) – West Texas Intermediate (Cushing)	$97.53	$88.16	$98.02	$94.21

REALIZED PRICES

	Quarter Ended December 31, 2013
	Oil / Bitumen	Gas	NGLs	Total
	(Per Bbl)	(Per Mcf)	(Per Bbl)	(Per Boe)
United States	$96.04	$3.01	$27.51	$32.96
Canada	$48.50	$3.07	$45.00	$35.74

Realized price without hedges	$71.45	$3.02	$28.73	$33.65
Cash settlements	$3.33	$0.23	$(0.19)	$1.59

Realized price, including cash settlements	$74.78	$3.25	$28.54	$35.24

	Quarter Ended December 31, 2012
	Oil / Bitumen	Gas	NGLs	Total
	(Per Bbl)	(Per Mcf)	(Per Bbl)	(Per Boe)
United States	$83.18	$2.93	$26.12	$27.72
Canada	$52.31	$3.26	$47.64	$37.28

Realized price without hedges	$65.56	$2.99	$27.96	$30.17
Cash settlements	$8.76	$0.34	$0.07	$3.24

Realized price, including cash settlements	$74.32	$3.33	$28.03	$33.41

	Year Ended December 31, 2013
	Oil / Bitumen	Gas	NGLs	Total
	(Per Bbl)	(Per Mcf)	(Per Bbl)	(Per Boe)
United States	$94.52	$3.10	$25.75	$31.59
Canada	$57.18	$3.05	$46.17	$39.91

Realized price without hedges	$74.41	$3.09	$27.33	$33.70
Cash settlements	$0.90	$0.16	$0.01	$0.77

Realized price, including cash settlements	$75.31	$3.25	$27.34	$34.47

	Year Ended December 31, 2012
	Oil / Bitumen	Gas	NGLs	Total
	(Per Bbl)	(Per Mcf)	(Per Bbl)	(Per Boe)
United States	$88.68	$2.32	$28.49	$25.59
Canada	$57.01	$2.49	$48.63	$37.01

Realized price without hedges	$69.73	$2.36	$30.42	$28.65
Cash settlements	$4.84	$0.65	$0.04	$3.48

Realized price, including cash settlements	$74.57	$3.01	$30.46	$32.13

DEVON ENERGY CORPORATION

FINANCIAL AND OPERATIONAL INFORMATION

CONSOLIDATED STATEMENTS OF OPERATIONS

(in millions, except per share amounts)

	Quarter Ended		Year Ended
	December 31,		December 31,
	2013	2012	2013	2012
Revenues:
Oil, gas and NGL sales	$2,155	$1,883	$8,522	$7,153
Oil, gas and NGL derivatives	(96)	178	(191)	693
Marketing and midstream revenues	565	519	2,066	1,655

Total operating revenues	2,624	2,580	10,397	9,501

Expenses and other:
Lease operating expenses	584	534	2,268	2,074
Marketing and midstream operating expenses	425	399	1,553	1,246
General and administrative expenses	157	198	617	692
Production and property taxes	108	108	461	414
Depreciation, depletion and amortization	711	731	2,780	2,811
Asset impairments	16	896	1,976	2,024
Other operating items	28	39	121	92

Total operating expenses	2,029	2,905	9,776	9,353

Operating income	595	(325)	621	148
Net financing costs	111	98	417	370
Restructuring costs	4	74	54	74
Other nonoperating items	4	4	1	21

Earnings (loss) from continuing operations before income taxes	475	(501)	149	(317)
Income tax expense (benefit)	268	(144)	169	(132)

Earnings (loss) from continuing operations	207	(357)	(20)	(185)
Earnings (loss) from discontinued operations, net of tax	—	—	—	(21)

Net earnings (loss)	$207	$(357)	$(20)	$(206)

Basic net earnings (loss) per share
Basic earnings (loss) from continuing operations per share	$0.51	$(0.89)	$(0.06)	$(0.47)
Basic loss from discontinued operations per share	—	—	—	(0.05)

Basic net earnings (loss) per share	$0.51	$(0.89)	$(0.06)	$(0.52)

Diluted net earnings (loss) per share
Diluted earnings (loss) from continuing operations per share	$0.51	$(0.89)	$(0.06)	$(0.47)
Diluted loss from discontinued operations per share	—	—	—	(0.05)

Diluted net earnings (loss) per share	$0.51	$(0.89)	$(0.06)	$(0.52)

Weighted average common shares outstanding:
Basic	406	405	406	404
Diluted	407	405	406	404

DEVON ENERGY CORPORATION

FINANCIAL AND OPERATIONAL INFORMATION

CONSOLIDATED STATEMENTS OF CASH FLOWS

(in millions)

	Quarter Ended		Year Ended
	December 31,		December 31,
	2013	2012	2013	2012
Cash flows from operating activities:
Net earnings (loss)	$207	$(357)	$(20)	$(206)
Loss from discontinued operations, net of tax	—	—	—	21
Adjustments to reconcile earnings (loss) from continuing operations to net cash from operating activities:
Depreciation, depletion and amortization	711	731	2,780	2,811
Asset impairments	16	896	1,976	2,024
Deferred income tax expense (benefit)	278	(188)	97	(184)
Derivatives and other financial instruments	70	(185)	135	(660)
Cash settlements on derivatives and financial instruments	130	217	277	865
Other noncash charges	112	104	318	240

Net cash from operating activities before balance sheet changes	1,524	1,218	5,563	4,911
Net change in working capital	(194)	(98)	(298)	(50)
Change in long-term other assets	38	(14)	10	(36)
Change in long-term other liabilities	69	37	161	105

Cash from operating activities—continuing operations	1,437	1,143	5,436	4,930
Cash from operating activities—discontinued operations	—	—	—	26

Net cash from operating activities	1,437	1,143	5,436	4,956

Cash flows from investing activities:
Capital expenditures	(1,539)	(1,997)	(6,758)	(8,225)
Proceeds from property and equipment divestitures	103	71	419	1,468
Purchases of short-term investments	—	(1,137)	(1,076)	(4,106)
Redemptions of short-term investments	—	958	3,419	3,266
Other	(86)	(4)	(3)	14

Cash from investing activities—continuing operations	(1,522)	(2,109)	(3,999)	(7,583)
Cash from investing activities—discontinued operations	—	(1)	—	57

Net cash from investing activities	(1,522)	(2,110)	(3,999)	(7,526)

Cash flows from financing activities:
Proceeds from borrowings of long-term debt, net of issuance costs	2,233	(7)	2,233	2,458
Net short-term debt borrowings (repayments)	(295)	361	(1,872)	(537)
Credit facility borrowings	—	—	—	750
Credit facility repayments	—	—	—	(750)
Proceeds from stock option exercises	2	2	3	27
Dividends paid on common stock	(89)	(82)	(348)	(324)
Excess tax benefits related to share-based compensation	(1)	—	4	5

Net cash from financing activities	1,850	274	20	1,629

Effect of exchange rate changes on cash	(19)	(8)	(28)	23

Net change in cash and cash equivalents	1,746	(701)	1,429	(918)
Cash and cash equivalents at beginning of period	4,320	5,338	4,637	5,555

Cash and cash equivalents at end of period	$6,066	$4,637	$6,066	$4,637

DEVON ENERGY CORPORATION

FINANCIAL AND OPERATIONAL INFORMATION

CONSOLIDATED BALANCE SHEETS

(in millions)

	December 31,	December 31,
	2013	2012
Current assets:
Cash and cash equivalents	$6,066	$4,637
Short-term investments	—	2,343
Accounts receivable	1,520	1,245
Other current assets	419	746

Total current assets	8,005	8,971

Property and equipment, at cost:
Oil and gas, based on full cost accounting:
Subject to amortization	73,995	69,410
Not subject to amortization	2,791	3,308

Total oil and gas	76,786	72,718
Other	6,195	5,630

Total property and equipment, at cost	82,981	78,348
Less accumulated depreciation, depletion and amortization	(54,534)	(51,032)

Property and equipment, net	28,447	27,316

Goodwill	5,858	6,079
Other long-term assets	567	960

Total assets	$42,877	$43,326

Current liabilities:
Accounts payable	$1,229	$1,451
Revenues and royalties payable	786	750
Short-term debt	4,066	3,189
Other current liabilities	574	613

Total current liabilities	6,655	6,003

Long-term debt	7,956	8,455
Asset retirement obligations	2,140	1,996
Other long-term liabilities	834	901
Deferred income taxes	4,793	4,693
Stockholders’ equity:
Common stock	41	41
Additional paid-in capital	3,780	3,688
Retained earnings	15,410	15,778
Accumulated other comprehensive earnings	1,268	1,771

Total stockholders’ equity	20,499	21,278

Total liabilities and stockholders’ equity	$42,877	$43,326

Common shares outstanding	406	406

DEVON ENERGY CORPORATION

FINANCIAL AND OPERATIONAL INFORMATION

CAPITAL EXPENDITURES

(in millions)

	Quarter Ended December 31, 2013
	United States	Canada	Total
Exploration	$158	$13	$171
Development	816	296	1,112

Exploration and development capital (1)	$974	$309	$1,283
Capitalized G&A			96
Capitalized interest			12
Midstream capital (2)			174
Other capital			51

Total Operations			$1,616

(1)	Includes $124 million attributable to assets identified for divestiture.
(2)	Includes $42 million attributable to assets that will reside within EnLink Midstream.

	Year Ended December 31, 2013
	United States	Canada	Total
Exploration	$626	$128	$754
Development	3,541	1,114	4,655

Exploration and development capital (1)	$4,167	$1,242	$5,409
Capitalized G&A			368
Capitalized interest			42
Midstream capital (2)			703
Other capital			121

Total Operations			$6,643

(1)	Includes $483 million attributable to assets identified for divestiture.
(2)	Includes $215 million attributable to assets that will reside within EnLink Midstream.

DEVON ENERGY CORPORATION

FINANCIAL AND OPERATIONAL INFORMATION

COSTS INCURRED

(in millions)

	Total Year Ended December 31,
	2013	2012
Property acquisition costs:
Proved properties	$22	$73
Unproved properties	216	1,167
Exploration costs	595	666
Development costs	5,089	6,099

Costs Incurred	$5,922	$8,005

	United States Year Ended December 31,
	2013	2012
Property acquisition costs:
Proved properties	$19	$2
Unproved properties	213	1,135
Exploration costs	443	351
Development costs	3,838	4,408

Costs Incurred	$4,513	$5,896

	Canada Year Ended December 31,
	2013	2012
Property acquisition costs:
Proved properties	$3	$71
Unproved properties	3	32
Exploration costs	152	315
Development costs	1,251	1,691

Costs Incurred	$1,409	$2,109

DEVON ENERGY CORPORATION

FINANCIAL AND OPERATIONAL INFORMATION

RESERVES RECONCILIATION

	Total
	Oil / Bitumen	Gas	NGLs	Total
	(MMBbls)	(Bcf)	(MMBbls)	(MMBoe)
As of December 31, 2012:
Proved developed	327	8,070	451	2,123
Proved undeveloped	471	1,376	140	840

Total Proved	798	9,446	591	2,963

Revisions due to prices	(11)	566	11	94
Revisions other than price	(2)	(232)	(47)	(88)
Extensions and discoveries	114	490	65	261
Purchase of reserves	1	1	—	1
Production	(62)	(874)	(45)	(253)
Sale of reserves	(1)	(89)	—	(15)
As of December 31, 2013:
Proved developed	361	8,459	491	2,262
Proved undeveloped	476	849	84	701

Total Proved	837	9,308	575	2,963

	United States
	Oil (MMBbls)	Gas (Bcf)	NGLs (MMBbls)	Total (MMBoe)
As of December 31, 2012:
Proved developed	166	7,391	431	1,829
Proved undeveloped	39	1,371	140	407

Total Proved	205	8,762	571	2,236

Revisions due to prices	1	405	8	76
Revisions other than price	(18)	(299)	(50)	(117)
Extensions and discoveries	69	471	64	212
Purchase of reserves	1	1	—	1
Production	(28)	(709)	(41)	(189)
Sale of reserves	(1)	(81)	—	(14)
As of December 31, 2013:
Proved developed	194	7,707	468	1,947
Proved undeveloped	35	843	84	258

Total Proved	229	8,550	552	2,205

	Canada
	Oil / Bitumen (MMBbls)	Gas (Bcf)	NGLs (MMBbls)	Total (MMBoe)
As of December 31, 2012:
Proved developed	161	679	20	294
Proved undeveloped	432	5	—	433

Total Proved	593	684	20	727

Revisions due to prices	(12)	161	3	18
Revisions other than price	16	67	3	29
Extensions and discoveries	45	19	1	49
Purchase of reserves	—	—	—	—
Production	(34)	(165)	(4)	(64)
Sale of reserves	—	(8)	—	(1)
As of December 31, 2013:
Proved developed	167	752	23	315
Proved undeveloped	441	6	—	443

Total Proved	608	758	23	758

DEVON ENERGY CORPORATION

FINANCIAL AND OPERATIONAL INFORMATION

NON-GAAP FINANCIAL MEASURES

The United States Securities and Exchange Commission has adopted disclosure requirements for public companies such as Devon concerning Non-GAAP financial measures. (GAAP refers to generally accepted accounting principles). The company must reconcile the Non-GAAP financial measure to related GAAP information. Devon’s reported net earnings include items of income and expense that are typically excluded by securities analysts in their published estimates of the company’s financial results. The following tables summarize the effects of these items on fourth-quarter 2013 earnings.

RECONCILIATION TO GAAP INFORMATION

(in millions)

	Quarter Ended December 31, 2013
	Before-Tax	After-Tax
Net earnings (GAAP)		$207
Derivatives and other financial instruments	105	67
Cash settlements on derivatives and financial instruments	101	64
Cash repatriation	—	97
Asset impairments	16	10
Restructuring costs	4	2

Adjusted earnings (Non-GAAP)		$447

Diluted share count		407
Adjusted diluted earnings per share (Non-GAAP)		$1.10

NON-GAAP FINANCIAL MEASURES

Devon believes that using net debt for the calculation of “net debt to adjusted capitalization” provides a better measure than using debt. Devon defines net debt as debt less cash, cash equivalents and short-term investments. Devon believes that netting these sources of cash against debt provides a clearer picture of the future demands on cash to repay debt.

RECONCILIATION TO GAAP INFORMATION

(in millions)

	December 31,
	2013	2012
Total debt (GAAP)	$12,022	$11,644
Adjustments:
Cash and short-term investments	6,066	6,980

Net debt (Non-GAAP)	$5,956	$4,664

Total debt	$12,022	$11,644
Stockholders’ equity	20,499	21,278

Total capitalization (GAAP)	$32,521	$32,922

Net debt	$5,956	$4,664
Stockholders’ equity	20,499	21,278

Adjusted capitalization (Non-GAAP)	$26,455	$25,942